Exhibit 10.3

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment No. 2”) to the Purchase Agreement (as defined below) is made and entered into as of December 5, 2019, by and between Spherix Incorporated, a Delaware corporation (“Buyer”), and CBM BioPharma, Inc., a Delaware corporation (“Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Buyer and Seller (collectively, the “Parties”) have entered into that certain Asset Purchase Agreement, dated as of May 15, 2019, as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated as of May 30, 2019 (collectively, the “Purchase Agreement”), in the form attached hereto as Exhibit A;

WHEREAS, Section 2.1(b) of the Purchase Agreement provides that Buyer shall issue shares of Buyer Preferred Stock to Seller to the extent that the issuance of Buyer Common Stock pursuant to the Purchase Agreement would cause Seller’s beneficial ownership of Buyer Common Stock immediately following the issuance of such Buyer Common Stock to exceed 9.99% (such beneficial ownership limitation, the “Limitation”);

WHEREAS, the mutual intent of the Parties was for the asset sale contemplated by the Purchase Agreement to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code and the Purchase Agreement to constitute a plan of reorganization; and

WHEREAS, Seller and Buyer, to effect the mutual intent of the Parties, wish to amend the Purchase Agreement to provide that, in lieu of Buyer Preferred Stock, the Parties take certain actions in connection therewith.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Purchase Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.               Amendments to Purchase Agreement. The Parties hereby agree that the Purchase Agreement is hereby amended as follows:

Section 2.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(b)       pay to Seller an amount equal to Eight Million U.S. Dollars ($8,000,000) (the “Purchase Price”) consisting of (i) an aggregate number of shares of common stock, par value $0.0001 per share, of Buyer (the “Buyer Common Stock”) as shall be equal to Seven Million U.S. Dollars ($7,000,000) (the “Stock Consideration”) consisting of an aggregate number of shares of Buyer Common Stock equal to the Stock Consideration divided by Buyer Common Stock Price, and (ii) cash consideration in the amount of One Million U.S. Dollars ($1,000,000) (the “Cash Consideration Amount”, and together with the Stock Consideration, the “Purchase Consideration”);

Section 2.1(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(d)       deposit with the Escrow Agent such number of shares of Buyer Common Stock as shall equal seven percent (7%) of the Stock Consideration deliverable to Seller (including any equity securities paid as dividends or distributions with respect to such shares of Buyer Common Stock, the “Escrow Shares”) to hold in escrow in a segregated escrow account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement and this Agreement.

Section 3.3(a) of the Purchase Agreement is hereby amended to delete the reference to “Preferred Stock Consideration” thereunder.

Section 3.3(c) of the Purchase Agreement is hereby deleted and replaced with “Intentionally Deleted”.

Sections 5.4, 5.5 and 6.12 of the Purchase Agreement are hereby amended to remove all references to and provisions relating to “Underlying Shares”.

Section 6.6 of the Purchase Agreement is hereby deleted and replaced with “Intentionally Deleted”.

Annex I to the Purchase Agreement is hereby amended to remove the definitions of and all other references to “Buyer Preferred Stock”, “Certificate of Designation” and “Underlying Shares”, and to delete the reference to “Series L convertible preferred stock” from the “Qualified Financing” definition.

2.               Miscellaneous.

a)               Except as modified by this Amendment No. 2, all terms and conditions of the Purchase Agreement shall remain in full force and effect and are hereby in all respects ratified and affirmed. All references in the Purchase Agreement to the “Agreement” shall be deemed to refer to the Purchase Agreement, as amended by this Amendment No. 2.

b)               This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. An executed facsimile or electronic .pdf counterpart of this Amendment No. 2 shall be deemed to be an original for all purposes.

c)               This Amendment No. 2 shall be governed by and interpreted in accordance with the laws of the State of Delaware (without giving effect to its choice of law principles). For purposes of any Action arising out of or in connection with this Amendment No. 2 or any transaction contemplated hereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County in the State of New York (or in any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 2(c), and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Amendment No. 2 or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action.

d)               Each provision of this Amendment No. 2 shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 2 which are valid, enforceable and legal.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the day and year first written above.

Buyer:

SPHERIX INCORPORATED, a Delaware corporation

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer

Seller:

CBM BIOPHARMA, INC., a Delaware corporation

By:	/s/ Scott Wilfong
Name: Scott Wilfong
Title: Chief Executive Officer

EXHIBIT A

Purchase Agreement